EXHIBIT 99

For Immediate Release

Media Contact:	Investor Contact:

Colleen Scott	Gary M. Small
Vice President of Marketing	President and Chief Executive Officer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-0655
cscott@homesavings.com

Esson named Chief Financial Officer and Treasurer of UCFC and

Executive Vice President of Home Savings

YOUNGSTOWN, Ohio (March 2, 2015) – United Community Financial Corp. (NASDAQ: UCFC), holding company of The Home Savings and Loan Company of Youngstown, Ohio, is pleased to announce that Timothy W. Esson has been promoted to Chief Financial Officer of UCFC and Executive Vice President of Home Savings.

Mr. Esson has been with Home Savings since May 2003, and he was appointed Principal Accounting Officer and Treasurer of UCFC on April 10, 2014. Mr. Esson also served as the Senior Vice President, Chief Financial Officer and Treasurer of Home Savings since March 2011. Prior to that time, Mr. Esson served as Vice President of Finance of Home Savings.

Gary M. Small, President and CEO of UCFC and Home Savings stated, “Appointing Tim as the Principal Accounting Officer and Treasurer of UCFC provided a smooth transition for us, and Tim has done a tremendous job in this role.” Small continued, “Tim’s 35 years of accounting and finance experience in the financial services industry represent a valuable asset to our organization, and we look forward to Tim playing an important role in the future success of the Company.”

As a wholly-owned subsidiary of United Community Financial Corp., Home Savings operates 32 full-service banking offices and nine loan production offices located throughout Ohio and western Pennsylvania. Additional information on UCFC and Home Savings may be found at www.ucfconline.com.

When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project”, “will have” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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